EXHIBIT 99.1

The Boston Beer Company Announces CEO Succession Plan

Dave Burwick to Retire; Michael Spillane Appointed President and Chief Executive Officer Effective April 1

BOSTON, February 27, 2024 – The Boston Beer Company (NYSE: SAM) today announced leadership changes effective April 1, 2024. Dave Burwick will retire as President and Chief Executive Officer and member of the Board of Directors, with Michael Spillane to assume the President and CEO role effective upon Burwick’s retirement. Spillane is currently the lead director of The Boston Beer Company and has been a board member since 2016.

“I’ve known Dave for 19 years, and he’s had a tremendous impact on our company – first as a board member and for the last six years as our CEO,” said Boston Beer Founder and Brewer Jim Koch. “We’ve grown from $850 million in revenue when he began as CEO to more than $2 billion in revenue with a portfolio of powerful brands in attractive categories today. He’s built a strong and deep leadership team and he’s positioned the company very well for ongoing success in 2024 and beyond.”

“I can’t thank Dave enough for his partnership with me and for his contributions to Boston Beer over the past two decades,” Koch added. “His steady leadership, talent, work ethic, values, guidance, and motivation have been unwavering, and I appreciate all he did to make Boston Beer a more successful company and a better place to work.”

During Burwick’s tenure as CEO, Boston Beer’s revenue more than doubled and its stock generated average annual returns of 11% – by far the highest among U.S. beer producers. Burwick architected Boston Beer’s vision and long-range plan to address evolving consumer needs, helping build two billion-dollar brands in Twisted Tea and Truly and driving Boston Beer to the #2 position in the “beyond beer” space while strengthening the company’s ability to compete head on with many global beverage behemoths. He also created new-to-world partnerships with PepsiCo and Beam Suntory to further bolster the company’s brand portfolio in emerging categories, and he consistently modeled Boston Beer’s open, empathetic, and learning-based culture.

“Now that our momentum is building and we’re back on track with great plans ahead for ‘24, it’s the right time for me to move on,” said Burwick. “I’m fortunate to have been connected to this company for 19 years and I’m especially appreciative of the talented, committed, and passionate people of Boston Beer – none more than Jim – who have taught me so much about leadership and about myself. Boston Beer has a unique and powerful culture and I’m confident the company is in great hands to take advantage of the opportunities ahead.”

Spillane, who joined Boston Beer’s board in 2016, has a broad business background with extensive consumer goods experience. Over the past 17 years, he has held senior positions at Nike, Inc., most recently as President of Consumer Creation and prior to that as President of Product and Merchandising. Additionally, he served as President and CEO of subsidiaries Umbro and Converse, as well as General Manager of Greater China. He brings deep experience in the integration of product, brand, marketplace, supply chain, and in-store execution. He has been Boston Beer’s lead director since May 2023 after serving as chair of the Compensation

EXHIBIT 99.1

Committee from 2016 to 2023. He also currently serves as a director at Supergoop, a premium skin care product company.

“Michael’s strong track record as a consumer executive and his experience on our board make him the ideal person to lead Boston Beer as we continue to forge ahead in a rapidly evolving beer industry,” said Koch. “Given his already extensive knowledge of our company and our culture, we expect Michael to hit the ground running as he steps in to help lead us into our next chapter.”

“After nearly eight years on the Boston Beer Board – and as a native of the Boston area – I’m thrilled for the opportunity to help advance Boston Beer’s long-term goals as we enter a new growth phase,” said Spillane. “I am grateful for Dave’s leadership and partnership and I’m looking forward to working with Jim and so many other great people at Boston Beer to build on the strong foundation and culture that Jim, Dave and all of our coworkers have built over the course of four decades.”

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer, and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Truly Hard Seltzer, Twisted Tea Hard Iced Tea, and Samuel Adams. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York, and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Contact:

Dave DeCecco

dave.dececco@bostonbeer.com

# # #